THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

PROMISSORY NOTE

September 15, 2014

For value received, Bone Biologics, Inc., a California corporation (“Borrower” or the “Company”) promises to pay to Musculoskeletal Transplant Foundation, Inc., a District of Columbia non-profit corporation or its assigns (“Lender”) the aggregate principal amount of $500,000.00 or so much thereof as may be advanced from time to time by Lender to Borrower under this Promissory Note (the “Note”) upon their mutual agreement as evidenced by their initials on the attached grid (each, an “Advance” and collectively, the “Advances”) with simple interest on the outstanding principal amount at the rate eight and one-half percent (8.5%) per annum. Interest shall commence with the date hereof and shall continue on the outstanding principal until paid in full. Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed.

All payments of interest and principal shall be in lawful money of the United States of America. All payments shall be applied first to accrued interest, and thereafter to principal.

All Advances and prepayments made on account of principal hereof shall be recorded on the grid attached hereto as Exhibit 1 and made a part hereof and initialed by Borrower and Lender where indicated. Each Advance shall be subject to the mutual consent of the Borrower and Lender; provided that nothing set forth in this Note or otherwise shall obligate Lender to make any Advance hereunder. The aggregate principal amount of all Advances shall not exceed $500,000.00.

This Note and all outstanding principal and accrued and unpaid interest shall be due and payable upon demand of the Lender at any time after the date that is 30 days after the most recent Advance made under this Note.

Borrower may prepay this Note at any time.

Borrower hereby waives demand, notice, presentment, protest and notice of dishonor.

Borrower shall use the Advances made hereunder only for operations and general working capital needs.

If there shall be any Event of Default (as defined herein) hereunder, at the option and upon the declaration of the holder of this Note, and notwithstanding anything to the contrary herein, this Note shall accelerate and all principal and unpaid accrued interest shall become due and payable and additional funds otherwise available under this Note will not be Advanced. The occurrence of any one or more of the following shall constitute an Event of Default (each, an “Event of Default”):

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Borrower files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing;

An involuntary petition is filed against Borrower (unless such petition is dismissed or discharged within sixty (60) days under any bankruptcy statute now or hereafter in effect, or a custodian, receive, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Borrower; or

Borrower uses any of the proceeds of the Advances for any purpose other than as set forth in Paragraph 6 hereof.

This Note shall be governed by and construed under the laws of the State of New Jersey, as applied to agreements among New Jersey residents, made and to be performed entirely within the State of New Jersey, without giving effect to conflicts of laws principles.

Notwithstanding any provision contained herein, if at any time the rate of interest on this Note shall be deemed by any competent court of law, governmental agency or tribunal to exceed the maximum rate of interest permitted to be charged by Lender to Borrower under applicable law, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate exceeding the maximum rate so permitted shall be deemed a voluntary prepayment of principal.

Any term of this Note may be amended or waived with the written consent of Borrower and the Lender.

This Note may not be transferred or assigned, other than to Bone Biologics, Corp., without the prior written consent of the Lender.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first above written.

ATTEST:		BONE BIOLOGICS, INC.

By:	/s/ Jamie Worth	By:	/s/ William Jay Treat
Name:	Jamie Worth	Name:	William Jay Treat
Title:	Director of H.R.,	Title:	President and Chief
	AFH Holding & Advisory, LLC		Technology Officer

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EXHIBIT 1

ADVANCES AND PREPAYMENTS OF PRINCIPAL

Date	Amount of Loan Made This Date	Amount of Loan Prepaid This Date	Principal Balance Remaining Unpaid	Initials (Borrower and Lender)

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